Exhibit 10.46
SECOND AMENDED AND RESTATED
EXCLUSIVE LICENSING AND DISTRIBUTION AGREEMENT
     THIS SECOND AMENDED AND RESTATED EXCLUSIVE LICENSING AND DISTRIBUTION AGREEMENT (the “Agreement”) is entered into as of April 9, 2007 (the “Effective Date”), by and between ProLink Solutions, LLC, a Delaware limited liability company (“Supplier”), and Elumina Iberica, S.A., a company formed and existing under the laws of Spain (“Distributor”).
RECITALS
     A. Supplier develops, manufactures, markets and sells certain golf course management hardware and software products for use on individual golf courses, which products are sold under the ProLink, GameStar and ProStar name and are made up of selected hardware as set forth on Exhibit A and software (the “Product”).
     B. The parties desire to amend and restate that certain Amended and Restated Exclusive Licensing and Distribution Agreement dated as of May 8, 2006 (the “Former Agreement”) in order to amend the exclusive distributor arrangement of the Distributor with respect to the Product in the territories as set forth on Exhibit B (the “Territory”) and further amend the terms and conditions set forth in the Former Agreement.
     C. Supplier licenses certain patents used in connection with the Product as more fully set forth on Exhibit C to this Agreement (the “Patents”).
     D. Supplier wishes to sublicense the Patents to Distributor for use in connection with the marketing, sales and distribution of the Product pursuant to this Agreement (the “Licensed Services”), and Supplier desires to grant Distributor a non-exclusive sublicense to use the Patents on the terms and conditions set forth herein.
     NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
ARTICLE 1
DEFINITIONS
     As used in this Agreement, the following words and phrases shall have the following meanings:
     1.1 “Castastrophic Failure” means failure of more than 25% of the Units placed on any one Course within the Territory that is not cured within 30 days of written notice to Supplier by Distributor.
     1.2 In China and Singapore a “Course Equivalent” means a Course or the equivalent of a Course, each of which must have at least 72 golf carts. In all other locations within the Territory, Course Equivalent means a Course or the Equivalent of a Course, each of which must have at least 30 golf carts.
     1.3 “Course(s)” means golf course(s) in the Territory.
     1.4 “Distributor” has the meaning given to it in the introductory paragraph of this Agreement.
     1.5 “Earnest Deposit” has the meaning given that term in Section 5.2.
     1.6 “Initial Term” means 5-year period beginning on the ”Effective Date”and ending on the fifth anniversary thereof, unless sooner terminated as provided in this Agreement.
     1.7 “Intellectual Property” means all data collection associated with the Product, the Patents, the Trademark and Supplier’s software, designs and business solutions used with the Product.
     1.8 “Loaded Manufacturing Cost” means all costs of Supplier, including manufacturing overhead costs.
     1.9 “Patents” has the meaning given to it in Recital C.
     1.10 “Product” has the meaning given to it in Recital A.
     1.11 “Renewal Term” has the meaning given that term in Section 9.1.
     1.12 “RF Cards” means the radio card used in the Product.
     1.13 “Supplier” has the meaning given to it in the introductory paragraph of this Agreement.
     1.14 “Term” means the Initial Term plus any Renewal Terms.
     1.15 “Territory” has the meaning given to it in Recital B.
     1.16 “Trademark” means ProLink, ProLink Solutions, ProLink Holdings, ProStar, GameStar, Pay-for-Play or any derivations thereof.
     1.17 “Unit(s)” means the entire Product that is placed on one golf cart.
     1.18 “VDU” means the visual display computer unit of the Product, which is installed in the roof of the golf cart.
ARTICLE 2
MASTER DISTRIBUTOR APPOINTMENT
     2.1 Grant of Exclusive Right. Subject to the further provisions of this Agreement, Supplier grants Distributor the exclusive right to market, sell, distribute and service the Product in the Territory during the Term. Distributor may not engage sub-distributors to market, distribute, sell or distribute the Product without the prior written consent of Supplier, which consent may be withheld in Supplier’s sole discretion. Further, Distributor shall not permit Courses to service the Product.
     2.2 Minimum Distribution Requirements. The parties agree that Distributor shall retain the exclusive right and license to market, sell and distribute the Product in the Territory during the Term provided that the minimum threshold requirements set forth in this Section 2.2 are met. If such minimum threshold requirements are not met, Supplier may, in its sole discretion, retain other distributors to market, sell and distribute the Product in the Territory and/or terminate this Agreement.
          (a) During the period from May 1, 2006 through April 30, 2007, Distributor shall install the Product on at least the greater of Twenty-one (21) Course Equivalents or 1,500 Units in the Territory;
          (b) During the period from May 1, 2007 until expiration of the Initial Term, Distributor shall install the Product on at least the greater of Forty (40) Course Equivalents or 2,000 Units in the Territory;
          (c) During any Renewal Term, Supplier and Distributor shall agree in writing as to minimum requirement for the Renewal Term; and
          (d) If the parties extend this Agreement beyond the Term in accordance with Article 9, then the parties shall determine the minimum thresholds that are required each year in the additional Term(s); provided, however, that if the parties cannot agree to the minimum thresholds within 90 days of the expiration of the applicable Term, either party has the right to terminate this Agreement.
     2.3 Agreement to Provide Product Exclusively. In exchange for the rights granted to it pursuant to this Agreement, Distributor agrees that it shall not market, sell or distribute any product without the prior written consent of Supplier (which consent may be withheld in Supplier’s sole discretion) that is competitive with any product sold by Supplier during the Term, including but not limited to any portable or cart-mounted global positioning systems used in connection with golf. To the extent that Distributor wishes to sell any GPS golf related product, Supplier must receive the written consent of Supplier, which consent may be withdrawn at any time that Supplier begins to carry a competitive product.
     2.4 Title to Product. The title and ownership of the Product (excluding any Intellectual Property) shall pass to Distributor upon shipment of the Product. Distributor bears all risk of loss following passing of title at the Supplier’s point of manufacture.
     2.5 Reporting Requirements; Audit Rights. During the Term, Distributor agrees to provide to Supplier monthly reports detailing Distributor’s marketing, sales and distribution efforts and results in the Territory. Such reports shall include the number of Units installed to date, the current inventory by Territory, the repair parts in inventory, forecasts of prospective Courses, number of golf carts upon which the Units are installed, including the manufacturer and make of such carts, and current warranty issues on the Product. Supplier shall have the right, upon reasonable notice to Distributor and during normal business hours, to (a) audit the books and records of Distributor related to its obligations under this Agreement to verify the information contained in the reports, and (b) perform physical inspections of Distributor’s physical locations to verify the information contained in the reports.
     2.6 Cooperative Advertising. The parties acknowledge that both Supplier and Distributor are in the process of developing or have developed advertising models for the Product. The parties agree to work in a cooperative manner in such advertising efforts to include joint efforts to develop global advertising clients, sharing of advertising customer contacts and introductions to same and development of consistent advertising client messages.
     2.7 Rights to the Use of the ProLink Branding. The Supplier recognizes the need for the Distributor to market the Products of the Supplier and, as such, grants the Distributor limited rights to use the brands and collateral of the Supplier subject to the terms of Sections 4.4, 4.5 and 4.6 of this Agreement. The full cost of any brand or name change by the Supplier will be carried by the Supplier.
ARTICLE 3
INVENTORY, REPLACEMENT PARTS AND SERVICE
     3.1 Inventory Requirement. Distributor shall at all times during the Term maintain an inventory of Units satisfactory to meet its obligations to its customers, in Distributor’s commercially reasonable judgment.
     3.2 Replacement Parts. Distributor shall have the right to purchase replacement RF Cards at cost to Supplier plus 5%. Distributor shall purchase all other replacement parts at the manufacturer’s price plus 35%. Distributor agrees that it shall use only parts from Supplier in servicing and installation of the Product or parts approved and properly licensed by supplier
     3.3 Service Requirements. In connection with the rights granted to it pursuant to this Agreement, Distributor shall provide maintenance services and all other necessary services to the Product installed on the Courses in the Territory. Distributor shall respond timely (within 24 hours of a service call from a Course) to a request to service the Product. If Distributor is unable to service the Product, it shall immediately contact Supplier’s customer service representatives to seek assistance on the correct procedure to repair the Product. In connection with providing the service required by this Agreement, Distributor agrees that it shall not modify the Product in any way without the prior written consent of Supplier. Additionally, Distributor agrees that in connection with servicing the Product, it will follow Supplier’s service, installation and troubleshooting procedures, which are set forth on Exhibit D. If Supplier is required to repair any Product (other than as set forth below in Section 3.4) installed by Distributor or install

Product on behalf of Distributor, Distributor shall reimburse Supplier for all costs affiliated with such repairs, including travel expenses, labor, time and parts.
     3.4 Limited Warranty. Supplier will provide a limited warranty on the VDU’s for one year after shipment (the “Warranty Term”), and if Distributor experiences any manufacturing-related service issues with the VDU’s during such period of time, it may return the VDU to Supplier’s United States factory and Supplier will repair or replace such VDU. Each party shall pay its own shipping costs associated with the shipment of VDU’s. Notwithstanding the foregoing, the limited warranty set forth in this Section 3.4 shall be immediately void if Distributor uses any replacement parts other than those provided by Supplier on the Product or if the Distributor fails to follow Supplier’s service, installation and troubleshooting procedures as set forth on Exhibit D. Any Product found to be defective within 4 weeks of delivery will be replaced by Supplier at no cost (including shipping). Supplier represents and warrants that its VDU’s are manufactured in a way that will not cause catastrophic failures due to changes in daily weather environments. If a Catastrophic Failure occurs due to swings in daily weather conditions then the Supplier will extend its warranty to repair such failures subject to adjustment for normal wear and tear and depreciation. This limited extension of the warranty will only be applicable if the Distributor and the course owners take protective measures, follow specific cold weather procedures, standard operating procedures (per Schedule C) limit the damage and promptly notify the Supplier of such failures.
ARTICLE 4
LICENSE
     4.1 License. Supplier hereby grants to Distributor a non-exclusive license to the Intellectual Property during the Term for use in connection with the marketing, sales, distribution and repair of the Product in connection with this Agreement. All enhancements to the Intellectual Property developed or acquired by Supplier shall be deemed part of the Intellectual Property and subject to the terms and conditions in this Agreement. Distributor agrees that it will sell the Product under the “ProLink” brand.
     4.2 Confidentiality.
          (a) Distributor acknowledges that the Intellectual Property includes or embodies certain confidential information of Supplier relating to Supplier’s business, plans, customers, services, technology, trade secrets, products or other information held in confidence by Supplier (“Confidential Information”). Confidential Information will include all information in tangible or intangible form that is marked or designated as confidential or that, under the circumstances of its disclosure, should be considered confidential. Distributor agrees that it will not use in any way except as expressly permitted by, or required to achieve the purposes of, this Agreement, nor disclose to any third party (except as required by law) the Confidential Information and will take reasonable precautions to protect the confidentiality of such information, which precautions, in any event, will be at least as stringent as it takes to protect its own Confidential Information.
          (b) Distributor acknowledges that the Supplier is a public reporting company in the United States and that Distributor will be, at most times, in possession of material, nonpublic information (as those terms are defined in the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder) and that as such, it will be forbidden from trading in the securities of the Supplier when in possession of such information. Distributor agrees to inform the Supplier at any time that it or its affiliates seek to trade in the securities of the Supplier and agrees to refrain from trading if Supplier, upon the advice of counsel, informs the Distributor that it cannot trade.
     4.3 Use of Intellectual Property. Distributor will use the Trademarks in the form and the manner designated in writing by Supplier as Supplier may establish from time to time. Distributor shall attribute ownership of the Trademarks to Supplier, in a form approved by Supplier, in connection with Distributor’s use of the Trademarks on any web site or in any printed materials distributed publicly. The quality of services provided by Distributor for which the Trademarks are associated must equal or exceed the quality of services currently provided by Supplier and meet other standards set by Supplier from time to time. Upon reasonable request, Supplier may inspect Distributor’s business operations for which the Trademarks are used for conformance to Supplier’s standard of quality. If Distributor fails to meet Supplier’s requirements for use of the Trademarks or uses one or more of the Trademarks improperly, Supplier will provide written notice to Distributor and may terminate the license with respect to such mark unless Distributor cures the deficiency within 30 days of receipt of such notice. Any goodwill arising as a result of the use by Distributor of the Trademarks shall inure to the benefit of Supplier. Supplier agrees that if it makes changes to the brand identity it will assist the Distributor in rebranding the Product in the Territory. This assistance will include reprinting of collateral material, sales material and the like.
     4.4 Protection of Intellectual Property. Distributor agrees that it will not register the Intellectual Property in the Territory or take any actions that would adversely affect Supplier’s rights in the Intellectual Property.
     4.5 Ownership of Intellectual Property. The Intellectual Property shall remain the exclusive property of Supplier. Distributor shall have not rights in or to the Intellectual Property except as specifically granted in this Agreement.

ARTICLE 5
PRICES AND PAYMENT
     5.1 Price. The price for the Product initially shall be as indicated on Exhibit D. Prices quoted exclude taxes, shipping and insurance charges. Supplier may change the Product prices set forth on Exhibit E from time on at least 30 days advance notice to Distributor.
     5.2 Payment Terms. Each time Distributor places an order, it shall submit to Supplier a deposit by Federal wire transfer of immediately available funds equal to 20% of the total price for such order (“Earnest Deposit”). The balance in full will be due and payable two (2) days prior to shipment of the order by wire transfer in immediately available funds. Supplier agrees to review terms quarterly with the objective of replacing cash deposits with acceptable international letters of credit with term and conditions acceptable to Supplier. Supplier agrees that if it has not shipped an order within 90 days from receipt of mapping data from Distributor the terms on that order shall change to net 30 days from the date of shipment. The Payment terms contained in this paragraph 5.2 may be modified on a case-by-case basis only in the sole discretion of the Supplier. However, in no event will payment terms extend beyond net 45 days from the date of shipment.
ARTICLE 6
INSPECTION BY DISTRIBUTOR
     During the 30 days following Distributor’s receipt of each shipment of Product ordered pursuant to this Agreement, Distributor shall have the right to inspect the Product to ascertain whether it conforms in number and type to Distributor’s product order, or whether there are obvious defects present. If the Product is found not to conform, Distributor shall notify Supplier in writing within such 30-day period. Failure to so notify Supplier will be deemed acceptance of the Product received.
ARTICLE 7
WARRANTIES AND LIMITATIONS OF LIABILITY
     7.1 Intellectual Property Rights. Supplier warrants to Distributor that Supplier owns or has rights to the Product, including any intellectual property rights associated therewith, adequate to enable Supplier to perform its obligations, to authorize the distribution of the Product by Distributor.
     7.2 Function of Product. Supplier warrants to Distributor that the Product will operate in substantial compliance with the applicable functional description of the Products as contained in Supplier’s marketing literature for the Product.
     7.3 Adequate Insurance. Supplier warrants to Distributor that it has adequate general liability insurance, and agrees to designate Distributor as an additional insured on such insurance if Distributor so requests. Distributor warrants to Supplier that it has adequate general liability insurance, and agrees to designate Supplier as an additional insured on such insurance if Supplier so requests.
ARTICLE 8
INDEMNIFICATION
     8.1 Indemnification by Supplier.
          (a) Supplier indemnifies and agrees to hold Distributor harmless from and against any and all claims, demands or actions and costs, liabilities, or losses arising out of (a) any actual or alleged death or injury to any person or damage to any tangible property resulting or claimed to result wholly from (i) any actual or alleged defect in the Product, or (ii) any statement or misstatement contained in the documentation and marketing materials provided by Supplier; or (b) arising out of any breach of this Agreement by Supplier
          (b) If, as a result of any claim of intellectual property infringement, damages are awarded against Distributor for the use of the Products or the methods they are built to perform, Supplier agrees to pay such damages. If an injunction is issued that precludes Distributor from using Products, Supplier will repurchase the infringing Products or render such Product non-infringing, provide Distributor with non-infringing Product, or return the payment that Distributor has made to Supplier or dealer for that product less a reasonable amount for prior use Distributor has made of the Product.
          (c) For indemnification to be effective, the Distributor must do the following: (1) give Supplier prompt written notice and a copy of the claim, (2) give Supplier written authority to appoint legal counsel, at Distributor’s sole cost and expense, to answer and defend the claim, and (3) give Supplier prompt and reasonable assistance, at Distributor’s sole cost and expense, when requested for defense of the claim. Distributor may participate in the defense of the claim through counsel of its choosing at its sole cost and expense, however Supplier’s counsel would be lead counsel and Distributor agrees that it would enter into a co-counsel agreement to that effect.
     8.2 Indemnification by Distributor. Distributor indemnifies and agrees to hold Supplier harmless from and against any and all claims, demands, or actions and any cost, liabilities, or losses arising out of (a) any statements or representations made by Distributor or Distributor’s employees or agents with respect to the Product, except for statements that are direct quotations of any documentation and marketing materials provided by Supplier to Distributor for use in connection with the Product; or (b) any breach of this Agreement by Distributor, including but not limited to Distributor’s failure to make any payments (including the license fee) to Supplier.
     8.3 General Terms of Indemnification. The foregoing indemnities are in addition to any rights otherwise under this Agreement, but shall be expressly contingent on the party seeking indemnity (a) notifying the indemnifying party in writing of any such claim, demand, action, or liability; (b) cooperating in the defense or settlement thereof; and (c) allowing the indemnifying party to control the defense or settlement of the same.
ARTICLE 9
TERM AND TERMINATION
     9.1 Term. This Agreement shall extend for the Initial Term. Upon the expiration of the Initial Term, this Agreement shall automatically be extended for an additional three (3) years (the “Renewal Term”) provided that the minimum distribution requirements set forth in Section 2.2 are met.
     9.2 Default. Subject to Section 13.6, the occurrence of any one of the following items shall constitute a material default under this Agreement: (a) a failure to provide the Product by Supplier to Distributor pursuant to this Agreement; (b) Supplier selling or distributing the Product in violation of this Agreement; (c) a failure of Distributor to pay for purchased Product as agreed to in this Agreement; or (d) a failure of Distributor to purchase the minimum amounts of Products set forth on Exhibit E. In the event Supplier commits a material default of this Agreement pursuant to clause (a) or (b) above, Distributor shall provide Supplier with not less than a 90-day written notice to cure. In the event Distributor commits a material default of this Agreement pursuant to clause (c) or (d above, Supplier shall provide Distributor with not less than a 10-day written notice to cure. In the event that the default is not cured within the aforementioned periods, the non-defaulting party may declare the other party in breach. In the event of a declaration of breach, the non-breaching party may either (1) seek injunctive relief to enforce the terms of this Agreement; or (2) may declare this Agreement terminated and sue for damages; or (3) exercise any other rights or remedies available at law or in equity; or (4) with respect to a breach described in Article 4, in addition to the other rights and remedies described in this Section 9.2, Supplier may declare that this entire Agreement is thereafter non-exclusive.
     9.3 Termination /Right to Purchase. Distributor agrees that at any time after Supplier becomes a publicly held corporation, either through an initial public offering or a business combination with a publicly held corporation, that Supplier shall have the option to terminate this Agreement. Upon the event of a termination in accordance with this Section 9.3, Supplier shall pay Distributor the fair market value for purchasing the rights granted hereunder for the duration of the Initial Term. If the parties cannot agree on such fair market value, they shall each hire an appraiser to calculate the fair market value. If the two appraisers cannot agree on the value, such appraisers shall retain a third appraiser to calculate the fair market value, which determination shall be binding on the parties. The parties shall share equally in the cost of such appraisals.
ARTICLE 10
COMPLIANCE WITH LAWS
     10.1 Compliance by Distributor. Distributor agrees to comply with all applicable federal, state, regional and local laws and regulations in performing its obligations under the terms and conditions of this Agreement and its dealings with

Courses concerning the Product, including but not limited to compliance with all laws and regulations governing radio frequency and the U.S Foreign Corrupt Practices Act.
     10.2 Compliance by Supplier. Supplier agrees to comply with all applicable federal, state, regional and local laws and regulations in performing its obligations under the terms and conditions of this Agreement.
ARTICLE 11
OBLIGATIONS OF DISTRIBUTOR
     11.1 Maximizing Sales. Distributor shall use its best efforts to maximize the marketing, sales and distribution of the Product. Distributor shall also use its best efforts to conduct business in a manner that reflects favorably on the goodwill and reputation of Supplier.
     11.2 Training. Distributor shall train, develop and maintain customer service and sales support for the Product pursuant to the terms of Distributor’s approved business plan.
     11.3 Licenses. Distributor shall have in effect all licenses, permits and authorizations required and necessary for the performance of its obligations covered by this Agreement.
     11.4 Taxes; Fees. Distributor shall pay all sales taxes, license fees and all other fees in the Territory associated with its performance of its obligations under this Agreement. Distributor shall pay all fees associated with shipping the Product either to Distributor or Courses.
     11.5 Practices. Distributor shall avoid deceptive, misleading or unethical practices detrimental to Supplier, the Product or the public, including but not limited to making representations, warranties or guarantees to Courses or to the golf industry with respect to the specifications, features or capabilities of the Product that are materially inconsistent with the literature distributed by Supplier. Distributor shall make no warranty, guaranty or representation, whether written or oral, on Supplier’s behalf.
ARTICLE 12
OBLIGATIONS OF SUPPLIER
     12.1 Compliance with Shipping Requests. Supplier shall use its best efforts to obtain the best available shipping dates and to ship the Product in accordance with Distributor’s reasonable shipping requests (at Distributor’s cost).
     12.2 Collateral Sales Material. Supplier shall provide, at its cost, standard collateral sales material in the form of brochures and in-service materials in an adequate amount as is reasonable for Distributor to meet its obligations under this Agreement.

     12.3 References. Supplier shall refer all leads, inquiries or request for the Product in the Territory to Distributor and not retain any other party to market, sell or distribute the Product within the Territory except as permitted under this Agreement.
     12.4 Licenses. Supplier shall have in effect all licenses, permits and authorizations from all government agencies within the Territory necessary to the performance of its obligations.
     12.5 Manufacturing Capabilities. Supplier warrants that it has the manufacturing and shipping capability to make enough units of the Product covered by this Agreement to satisfy the minimum distribution requirements under this Agreement. Further, Supplier will use all commercially reasonable means to fulfill any demands in excess of the minimum distribution requirements.
     12.6 Marketing Budget. Supplier agrees to continue to provide to Distributor an annual marketing budget for 2007 of approximately 3% of total sales. In addition, for 2007, Supplier agrees to provide an additional 1%, for a total of 4% of total sales in 2007. Finally, for all sales in the first fiscal quarter of 2007 (January 1 through March 31, 2007), Supplier will provide an additional 2% bonus budget for a total of 6% in the first quarter of 2007. This budget will be submitted to Supplier for approval with the intention of growing and expanding the ProLink brand in the Territory. Repayment of expenses will be submitted to ProLink on a quarterly basis for review and payment. In order to receive payments under this paragraph 12.6, Distributor must be in compliance, in all material respects, with the terms of this Agreement, including, but not limited to, payment of all amounts owed under invoices within the terms provided by Supplier. Amounts owed under this paragraph 12.6 may not be offset against invoice amounts owed. The annual budget will be reviewed and approved each year for the following year by December 31.
     12.7 Guarantee. Distributor hereby guarantees payment in full of all Products shipped to its affiliates pursuant to the written instructions of Distributor. If any payments under invoices guaranteed by Distributor are not made within the terms provided on any such invoice, Distributor agrees to unconditionally make any such payments in full within ten (10) days of notice from Supplier.
ARTICLE 13
MISCELLANEOUS
     13.1 Independent Contractor. Each of the parties is an independent contractor under this Agreement, and nothing in this Agreement shall be construed to create a partnership, joint venture, or agency relationship between the parties. Without the prior written authorization of the other party, no party shall have any authority to enter into agreements of any kind on behalf of the other party nor shall a party have any power or authority to bind or obligate the other party in any manner to any third party.
     13.2 Authority. Each party represents and warrants that it has full power and authority to undertake the obligations set forth in this Agreement and that it has not entered into any other agreement nor will it enter into any other agreements that would render it incapable of satisfactorily performing its obligations pursuant to this Agreement.
    13.3 Severability. If any provision of this Agreement shall be declared to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall not affect the remaining provisions hereof which shall remain in full force and effect.
     13.4 Notices. All notices and other communications required or permitted to be given under this Agreement shall be in writing and shall be delivered by hand, overnight courier, facsimile or U.S. mail, addressed as follows:
If to Supplier:
ProLink Solutions, LLC
410 South Benson Lane
Chandler, Arizona 85224
Attention: President
Telephone: (480) 961-8800
Facsimile: (480) 961-8537
If to Distributor:
Elumina Iberica, S.A.
Avenida del Las Cortes Valencias
41, 1G
46015
Attention: Mark Smart
Facsimile: 34-963-301-138
Notice shall be deemed given and effective the day received if sent by hand delivery or U.S. mail, one business day after being sent by overnight courier, subject to signature verification, and on the date sent, if sent by facsimile during normal business hours, and otherwise on the next business day. Any party may change its address or other information for notice by notifying the other party of such change in accordance with this Section 13.4.
     13.5 Governing Law. All questions concerning the validity, operation, interpretation, and construction of this Agreement will be governed by and determined exclusively in accordance with the laws of the State of Arizona, without application of its principles of conflicts of law. By execution and delivery of this Agreement, with respect to any dispute, each of the parties knowingly, voluntarily and irrevocably: (a) waives any immunity or objection, including any objection to personal jurisdiction, foreign sovereign immunity, the laying of venue or based on the grounds of forum non conveniens, which it may have from or to the bringing of the dispute in such jurisdiction; (b); waives any right to trial by jury; (d) agrees that any such dispute will be decided by binding arbitration in

Phoenix, Arizona; (d) understands that it is giving up valuable legal rights under this provision, including the right to trial by jury, and that it voluntarily and knowingly waives those rights; and (e) agrees that the other party to this Agreement may file an original counterpart or a copy of this Section 13.5 with any arbitrator as written evidence of the consents, waivers and agreements of the parties set forth in this Section 13.5.
     13.6 Arbitration. The parties each hereby irrevocably consent to arbitration to be held in Phoenix, Arizona (or such other venue as may be agreed by all parties), in accordance with the UNCITRAL Model Law on International Commercial Arbitration, for the resolution of all disputes arising under this Agreement, or for enforcement hereof. Any such arbitration shall be conducted in English by three arbitrators, of whom one shall be selected by each party within 20 days after a notice of demand for arbitration is delivered by a party to the other and the third shall be selected by the first two arbitrators within 10 days after the selection of the first two arbitrators. The arbitrators shall use their best efforts to conclude such arbitration and issue a decision within 30 days after the selection of the arbitration panel. The decision of the arbitrators shall be final and binding upon the parties, and judgment in accordance with the decision will be enforced in accordance with the United Nations Convention on Recognition & Enforcement of Foreign Arbitral Awards.
     13.7 No Waiver. Neither party shall by mere lapse of time, without giving notice or taking other action hereunder, be deemed to have waived any breach by the other party of any of the provisions of this Agreement. Further, the waiver by either party of a particular breach of this Agreement by the other shall not be construed as or constitute a continuing waiver of such breach or of other breaches of the same or other provisions of this Agreement.
     13.8 Force Majeure. Except for obligations of Distributor respecting (a) protection of Supplier’s proprietary rights in the Products and (b) payment of invoices for Products, neither party shall be in default if any delay or failure to perform any obligation hereunder is caused solely by events beyond such party’s control, including an act of God, epidemic, landslide, lightning, earthquake, fire, explosion, storm, flood or similar occurrence, an act of public enemy, terrorists, war, blockage, insurrection, riot, general arrest or restraint of government and people, strike, lockout, industrial disturbance, power outages, unavailability of fuel, civil disturbance or disobedience, sabotage or similar occurrence. It is understood that the settlement of strikes, lockouts or industrial disturbances shall be entirely within the sole discretion of the party having the difficulty. Any party claiming the benefit of such excuse shall be entitled to do so only to the extent that such party has diligently acted to cure the cause and consequence of such event.
     13.9 Complete Agreement; Amendment. The parties acknowledge that this Agreement is the complete and exclusive statement of agreement respecting the subject matter hereto and supersedes all proposals (oral or written), understandings, representations, conditions, and other communications between the parties relating hereto, including the Former Agreement. This Agreement may be amended only by a subsequent writing that specifically refers to this Agreement and is signed by both parties, and no other act, document, purchase order, usage, or custom shall be deemed to amend this Agreement.
     13.10 Assignment. This Agreement may not be assigned by either party without the prior written consent of the other party, which consent may not be unreasonably withheld.
[SIGNATURE PAGE FOLLOWS]

     WHEREBY, the parties have caused this Agreement to be executed by their duly authorized officers.

ProLink Solutions, LLC

/s/ Lawrence D. Bain Lawrence D. Bain, President

Elumina Iberica, S.A.

/s/ Mark Smart Mark Smart

Exhibit A
Selected Hardware
VDU Screen
Base Station
Radio Antenna
Operational Software
Mounting Hardware

Exhibit B
Territories
ELUMINA EUROPE
Albania, Andorra, Austria, Belarus, Belgium, Bosnia and Herzegovina, Bulgaria, Croatia, Cyprus, Czech Republic, Denmark, Estonia, Finland, France, Germany, Greece, Holy See (Vatican City), Hungary, Iceland, Ireland, Italy, Latvia, Liechtenstein, Lithuania, Luxembourg, Macedonia, Malta, Moldova, Monaco, Netherlands, Norway, Poland, Portugal, Romania, Russia, San Marino, Serbia and Montenegro, Slovakia, Slovenia, Spain, Sweden, Switzerland, Turkey, Ukraine, and the United Kingdom
ELUMINA MIDDLE EAST
Bahrain, Egypt, Gaza Strip, Iran, Iraq, Israel, Jordan, Kuwait, Levant, Lebanon, Oman, Qatar, Saudi Arabia, Syria, United Arab Emirates, West Bank, and Yemen
ELUMINA AUSTRALASIA
Australia, New Zealand, China, Malaysia and Singapore, Thailand, and South Korea

Exhibit C
Patents

Jurisdiction	Patent	Status	Expiration Date
Australia	667205	Issued	12/16/2011
(20 years from filing
date – 12/16/91)
Europe:
Austria	EP 617794	Issued
Eire	EP 617794	Issued
France	EP 617794	Issued
Great Britain	EP 617794	Issued	12/16/2011
Italy	EP 617794	Issued	(20 years from priority
Netherlands	EP 617794	Issued	given in country date
Portugal	EP 617794	Issued	of origin)
Sweden	EP 617794	Issued
Switzerland	EP 617794	Issued
Germany	69228703.5	Issued
Spain	ES2132211	Issued

Exhibit D
Supplier’s Procedures
[INTENTIONALLY OMITTED]

Exhibit E
Pricing
ProLink Solutions, LLC
International Pricing
January 1, 2006

		Freewave 900mhz
	MDS Radios	Radios
VDU	$2,500	$2,070

Screen Mounting Brackets	$320	$320
Bracket license fee (if not ordered)	$75	$75

Total per cart with roof/bracket	$2,820	$2,390

Total per cart with NO roof/bracket	$2,575	$2,145

Base Station (per course)	$5,000	$5,870

ProLink Software (per course under 100 cars)	$8,500	$8,500
ProLink Software (per course over 100 cars)	$2,500	$2,500

TERMS:	For all orders, 20% of the order price as a deposit before the order will go into production; balance due paid in full two days before shipment or secured by an irrevocable letter of credit
SCORECAST LICENSE: Billed in addition to the above charges